EXHIBIT 5.1

                                  June 15, 2000

EarthShell Corporation
9020 Junction Drive, Suite D
Annapolis Junction, Maryland  20701

Re:      Registration Statement on Form S-8Registration Statement on Form S-8
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Ladies and Gentlemen:

         We have acted as counsel for EarthShell Corporation, a Delaware corporation (the "Company"), in connection with the registration of 10,000,000 shares of the Company's common stock issuable under the Company's 1995 Stock Incentive Plan, as amended, and 1994 Stock Option Plan (collectively with the 1994 Plan, the "Plans"). In connection therewith, we have examined, among other things, the Registration Statement on Form S-8 (the "Registration Statement") proposed to be filed by the Company with the Securities and Exchange Commission on or about June 19, 2000. We have also examined the proceedings and other actions taken by the Company in connection with the authorization and reservation of the shares of common stock issuable under the Plans and such other matters as we deemed necessary for purposes of rendering this opinion.

         Based upon the foregoing, and in reliance thereon, we are of the opinion that the shares of common stock issuable under the Plans, when issued, delivered and paid for in accordance with the Plans and the agreements evidencing awards thereunder and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                          Very truly yours

                         /s/ Gibson, Dunn & Crutcher LLP

                          GIBSON, DUNN & CRUTCHER LLP

RKM/CMN